DATED NOVEMBER 13, 2025

EACH FUND LISTED ON SCHEDULE 3 HERETO

and

CITCO RETAIL ALTERNATIVE FUND SERVICES (USA) INC.

SERVICES AGREEMENT

AGREEMENT dated as of November 13, 2025 and made

BETWEEN:

(1)	EACH OF THE ENTITIES SIGNATORY HERETO AS LISTED ON SCHEDULE 3 AS AMENDED FROM TIME TO TIME (each a “Fund” and collectively the “Funds”); and

(2)	CITCO RETAIL ALTERNATIVE FUND SERVICES (USA) INC. , a company incorporated under the laws of Delaware and having its principal office at 7300 College Boulevard, Suite 300, Overland Park, Kansas (the “Citco”).

RECITALS:

Each Fund wishes to engage Citco to perform the Services and Citco has agreed to perform the Services, on the terms and conditions set out in this Agreement.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement including the recitals, unless the context otherwise requires, the following words shall have the following meanings:

Agreement	means this agreement;

Confidential Information	means non-public proprietary information including but not limited to information pertaining to the investments, ownership, business affairs and financial condition of the other party in its possession, information in respect of a party’s processes, trade secrets, historical and projected financial information, operating data and organizational cost structures, strategic or management plans, operating policies and manuals, information about any technology-aided financial or accounting systems, software, strategies, programs and plans used, sold, contemplated or developed by a party, information with respect to Investors (in the case of the Funds) and the terms of this Agreement;

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Distributor	means a financial institution engaged by a Fund or Investors to procure investments in the Fund by its client(s);

Fund Documents	in relation to each Fund, means (a) such documents under or pursuant to which such Fund is constituted, established and operating, in each case as same may be amended, supplemented or superseded from time to time; and (b) its Offering Documents;

Fund Parties	in relation to each Fund means their respective Governing Body, officers, employees, affiliates and agents;

Fund Records	means all official books and records pertaining to each Fund and the Investors maintained by Citco or any delegate or sub-delegate of Citco solely in relation to the provision of the Services;

Governing Body	means a Fund’s board of directors, general partner, managing member or trustee, as applicable;

Internal AML Controls	internal control procedures that require Citco to develop, maintain, monitor, assess and test anti-money laundering compliance systems and controls and report suspicious activity, procedures to screen/perform background checks as part of Citco’s employee hiring practices, training of Citco’s employees and an internal audit function to assess and test the Procedures (as defined in Section 4.2;

Investor	means a holder of Securities of a Fund;

Investor Related Parties	means, in relation to an Investor, the beneficial owners, controlling persons, authorized persons and intermediaries acting on behalf of the Investor;

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Investments	means any portfolio securities, instruments and/or other assets held directly or indirectly by or on behalf of a Fund;

Investment Manager	means the entity appointed by the Funds to manage or make investment or other decisions regarding the Funds’ assets;

Material Agreement	in relation to each Fund, means any agreement (other than this Agreement) entered into between a 3rd party and that Fund which might reasonably be expected to affect Citco or the performance by it of the Services under this Agreement, including without limitation any agreement entered into between the Investment Manager and one or more Funds (i.e. distributorship agreements and agreements with third party intermediaries);

Offering Document	in relation to each Fund, means any prospectus, offering memorandum, private placement memorandum, information memorandum, circular, listing particulars, notice or other similar document issued by that Fund from time to time relating to that Fund and/or the offering of its Securities, including without limitation the Subscription Documents attached thereto or provided therewith to prospective Investors, in each case as the same may be amended, restated, supplemented or superseded from time to time;

Securities	means shares or other ownership interests in a Fund, as the context requires;

Services	means the services specified in Schedule 1 to be performed by Citco under and in accordance with this Agreement;

Sub-Service Provider(s)	means any affiliate of Citco appointed by Citco in accordance with the provisions of Section 2.3 of this Agreement; and

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Subscription Documents	in relation to each Fund, means at any time the subscription agreement or other subscription application from a prospective Investor to subscribe for Securities in that Fund, in each case in the form required under its Fund Documents applicable at that time, including but not limited to redemption/withdrawal forms, questionnaires and additional subscription agreements.

1.2	Interpretation

In this Agreement:

(a)	the singular includes the plural and vice versa and the male gender includes the feminine and neuter genders;

(b)	references to “Dollars” or “$” shall refer to United States Dollars unless otherwise stated;

(b)	section headings are for convenience only and shall not affect the interpretation of this Agreement;

(c)	references to Schedules are to Schedules of this Agreement;

(d)	references to persons shall include individuals, bodies corporate, unincorporated associations and partnerships and their respective successors and assigns;

(e)	references to this Agreement shall include any variation or replacement hereof; and

(f)	references to any statute, ordinance, code or other law include regulations and other instruments under it and consolidations, amendments, re-enactments or replacement of any of them.

2.	APPOINTMENT/DOCUMENTS

2.1	Appointment

Each Fund appoints Citco to provide the Services and Citco accepts such appointment on the terms and conditions set out in this Agreement. Any additional entities that wish to adhere to the terms and conditions hereof and appoint Citco to provide the Services may do so by executing an Adherence Agreement in the form of Appendix A, and upon counter-signature by Citco, such additional entities will become party to this Agreement.

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2.2	Documents/Information to Provide Services

Each Fund:

(a)	has delivered to Citco or will deliver to Citco prior to it starting to perform any Services, true, complete and accurate copies of each of its Fund Documents and executed copies of each Material Agreement to which it is a party;

(b)	agrees to deliver to Citco promptly any future amendment or supplement to any of its Fund Documents or Material Agreements and acknowledges and agrees that Citco shall not be obliged to vary or modify, in any material respects, the manner in which it performs the Services if any Fund shall make any changes to any Fund Document or enters into or amends any Material Agreement in a manner which might reasonably be expected to materially affect Citco or the performance by it of the Services under this Agreement without giving Citco reasonable prior written notification of any such proposed amendment or supplement and a reasonable opportunity to review any such amendment or supplement prior to it becoming effective; and

(c)	agrees to provide, and cause any agent appointed by it and any other service provider to that Fund to provide, to Citco such other documents and information as Citco may from time to time reasonably require to enable it to perform the Services and comply with its duties and obligations under this Agreement including, without limitation, all information relating to the Investments and liabilities of the Funds held by prime brokers, custodians or other persons.

2.3	Delegation

Citco may delegate or sub-contract any duties or functions it deems necessary in order to perform the Services to any other person on such terms and conditions as Citco reasonably thinks fit provided that Citco shall not delegate or sub-contract any such duties or functions to any person who is not a corporate affiliate of Citco that has not entered into a confidentiality and non-disclosure agreement with Citco consistent with the terms of this Agreement without the prior written consent of either the relevant Fund or Investment Manager on behalf of that Fund. Unless otherwise agreed between the relevant Fund, Citco and any such delegate or sub-contractor, any fees and expenses payable to any delegate or sub-contractor shall be borne by Citco, and Citco shall remain liable to the Funds for the performance of any duties or functions so delegated or sub-contracted. Each Fund acknowledges and agrees that certain Services to be performed for it have been or will be delegated or sub-contracted by Citco to affiliates of Citco including one or more Sub-Service Providers.

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2.4	Use of Administrator’s Name

Citco hereby consents to the use of its name in the Offering Documents, copies of which have been previously provided to Citco or will be provided to Citco for its approval prior to their use by the relevant Fund. The Funds may use any disclosure regarding Citco and/or the Services which has been previously provided to and approved by Citco for inclusion in the Offering Document by Citco in any marketing materials or due diligence questionnaires completed by the Funds or the Investment Manager provided that the Funds shall not amend the disclosure concerning Citco and/or the Services in any subsequent Offering Document or other form of marketing materials of the Funds without having previously obtained the written consent of Citco, which consent may not be unreasonably withheld and which may be delivered by email. The Funds agree not to make any representation regarding the duties of Citco with respect to the Funds that is inconsistent with the terms of this Agreement in any document or communication (written or oral).

3.	PERFORMANCE OF THE SERVICES

3.1	Reliance on Investor Representations

In processing capital activity in relation to Securities, Citco shall, and shall be entitled to, rely on the accuracy of any and all representations, warranties or information given or provided by or on behalf of an Investor (including, by any Investor-designated bank, broker or distributor acting for or on behalf of Investor(s)) or a prospective Investor (including, without limitation any representation, warranty or information contained in the Subscription Documents completed by or on behalf of that Investor or prospective Investor), and will be entitled to rely (without enquiry), exclusively on the information given or supplied by or on behalf of any Investor or prospective Investor in any Subscription Document or other document and the determinations and instructions of each Fund and the Investment Manager.

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3.2	Investor KYC/AML Documents

In the absence of full identification documentation relating to the Investors in a form satisfactory to Citco being received from the Investment Manager, previous administrator or such other party that provided the Fund’s registrar and transfer agency services prior to the date of appointment of Citco, neither Citco or Sub-Service Provider shall, or shall be required to, process any payments in connection with capital activity (including, without limitation, the balance of any redemption or withdrawal monies payable pursuant to a redemption or withdrawal effected prior to the date of appointment of Citco) until full satisfactory identification documentation is received and Citco shall not be liable to any Fund for failure to do so.

3.3	Powers of Citco

In performing the Services under this Agreement, Citco and the Sub-Service Provider may:

(a)	act as administrator and/or registrar and transfer agent for, and otherwise provide services to, any other person (including without limitation any funds or other investment entities which may compete with the Funds) on such terms as may be agreed with that person and shall not be deemed to be affected with notice of or to be under any duty to disclose to any Fund or the Investment Manager any fact or thing which may come to the knowledge of Citco or of any delegate or agent of Citco in the course of so doing; and

(b)	act upon instructions and/or information received from the Funds, the Investment Manager, Investors or their designated representatives, any custodian or broker of the Funds, any auditing firm appointed by the Funds, or any authorized agent or delegates of the aforementioned, that Citco or Sub-Service Provider reasonably believes to be duly authorized to provide instructions/information, including where such instructions or information are provided electronically or authorized using electronic signature technologies, unless otherwise advised in writing by the Funds or the Investment Manager.

3.4	Financial Statement Reporting Services

(a)	The Financial Statement Reporting Services set forth on Schedule 1, Part 3 (the “FS Reporting Services”) are a summary description of Citco’s responsibilities in connection with the provision of the FS Reporting Services. The FS Reporting Services do not include additional, other special services or significant amendments to financial records post year end (but do include customary GAAP adjustments). Citco is dependent upon the Funds’ management providing a reasonable level of assistance, including but not limited to providing supporting documentation for various disclosures (e.g. related party transactions; valuation policies; ASC 820; ASC 815, etc.) included in the footnotes to the financial statements. Should the extent of collaboration, availability of supporting records, or other matters beyond Citco’s reasonable control be below our reasonable expectations, Citco will communicate those matters to the Investment Manager and Citco may, with the prior written consent of the Investment Manager, which consent shall not be unreasonably withheld, adjust its fees and planned completion dates accordingly.
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(b)	In the event that Citco or the Funds wish to terminate the provision or receipt of the FS Reporting Services, such terminating party shall give the other 90 days written notice. Unless otherwise stated in such notice, the termination of the FS Reporting Services shall not prejudice the continued provision and receipt of the remainder of the Services under the Agreement.

(c)	The financial statements including the overall fair presentation of the content of the financial statements is the responsibility of the Funds’ management. Management of the Funds is also responsible for the compliance with laws and regulations that apply to the Funds in any domicile that might prescribe disclosure in the financial statements as well as any filing requirements. The FS Reporting Services cannot be relied upon to disclose fraud or illegal acts that may exist. Management of the Funds is responsible for apprising Citco of all allegations involving financial improprieties received by management and will make available, on a timely basis, information regarding the allegations and any internal investigations of them as may be necessary for Citco to appropriately prepare the financial statements. Allegations of financial improprieties include allegations of manipulation of financial results by management or employees, misappropriation of assets by management or employees, inappropriate influence on related party transactions by related parties resulting in unfair pricing thereof, intentionally misleading Citco, or other allegations of illegal acts or fraud that could result in a misstatement of the financial statements or otherwise affect the financial reporting of the Funds.
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3.5	Provision of Treasury Services

If the Investment Manager requests that Citco provide the Treasury Services as set forth on Schedule 1, Part 4 and subject to an additional fee as set forth on Schedule 2, Part 4, the following provisions shall apply:

(a)	The provision of the Treasury Services shall not obligate Citco to undertake any review or reconciliation of transactions undertaken by or on behalf of the Funds using Citco’s treasury platform (the “Aexeo Treasury”), nor to ensure that any payments or expenditures effected using the system are made in accordance with the provisions of the Fund Documents. Furthermore, the Treasury Services do not include a duty on the part of Citco to detect or monitor whether there has been fraudulent activity perpetrated against the Funds by any agent of the Funds using the Aexeo Treasury, provided that Citco shall take commercially reasonable steps to prevent access to the Aexeo Treasury by unauthorized parties.

(b)	The Funds represent, warrant and agree that in instructing payments using the Aexeo Treasury, the Funds and their agents will abide by all applicable sanctions laws, rules, regulations, executive orders and guidance including those administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (OFAC) and the U.S. State Department and will specifically not cause the Aexeo Treasury to be used to engage, directly or indirectly, in any dealing or transactions with certain countries, territories, governments, entities or persons targeted by U.S. or international sanctions programs, including persons or entities identified as specifically designated nationals or other blocked persons named by OFAC. Citco shall be under no duty to supervise or monitor the use by the Funds or their agents of the Aexeo Treasury and as a result, the Funds shall indemnify and hold harmless Citco to the fullest extent permissible under the law in connection with any breach of this Section. Furthermore, a breach of this Section by any Fund (or its agent on its behalf) shall constitute a material breach of this Agreement which is not capable of remedy.

4.	ANTI-MONEY LAUNDERING

4.1	Duties of Citco

Except as detailed in Section 4.5, Citco represents that in performing the Services, it shall maintain AML Policies and Internal AML Controls with respect to the identification and verification of Investors. Citco and the Funds agree that Citco shall not be responsible for collecting Know Your Customer (KYC) documentation or otherwise for verifying or recording the identity of Investors that are introduced to the Funds by a Distributor.

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4.2	AML Procedures

In accordance with the Internal AML Controls, Citco shall, either by itself or through a Sub-Service Provider, also maintain, on behalf of the Funds, the following anti-money laundering procedures (the “Procedures”) in relation to:

(a)	the identification and verification (Customer Identification Program (“CIP”)) of the Investors, and where applicable and required, the Investor Related Parties;

(b)	the adoption of a risk-based approach to identify, assess and determine the level of money laundering, terrorist and proliferation financing risks in relation to the Investors and Investor Related Parties and the business relationship, including procedures for forming the business relationship prior to verification;

(c)	record keeping in relation to the identification and verification of the Investors and Investor Related Parties of the Funds and transactions effected, including business records and account files; and

(d)	Internal AML Controls and communication for the ongoing monitoring of business relationships with Investors and Investor Related Parties of the Funds, including sanctions and non-compliant jurisdiction checks periodically and prior to transactions in Securities.

4.3	Provision of AML Information

In maintaining the Procedures and Internal AML Controls, upon which the Parties acknowledge that the Funds shall rely, Citco shall:

(a)	provide to the Funds, their agents or officers or a regulatory authority with jurisdiction over such parties, upon request, written evidence of its suitability to perform the Procedures on behalf of the Funds, or information which the Funds may reasonably require to satisfy itself of the reliability of the Procedures and Internal AML Controls, including to review and test the Procedures;
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(b)	provide Investor or Related Party information, to the Funds, their agents or officers or the applicable regulatory authority, upon request, and other law enforcement authorities, upon lawful request; and

(c)	provide information to the Funds, their agents or officers or the Investment Manager, in relation to irregular activity involving the Funds, the Investors or Investor Related Parties, or any material issues with the Procedures.

4.4	Delegation of AML Procedures

In addition to the requirements for delegation set out in Section 2.3 of this Agreement, where Citco delegates the maintenance of the Procedures described under Sections 4.2 and 4.3 to a Sub-Service Provider, Citco:

(a)	shall inform the Funds, their agents or officers, of the delegation, and provide any information regarding the Sub-Service Provider or their AML procedures as the Funds, their agents or officers, may request;

(b)	represents that it shall remain responsible for maintenance of the Procedures and shall procure and ensure that the Sub-Service Provider:

(i)	adopts and maintains anti-money laundering policies and procedures, including Internal AML Controls equivalent to those described in Section 4.1 on behalf of the Funds; and

(ii)	shall acknowledge and agree to adhere to the terms equivalent to Sections 4.1, 4.2, 4.3, in the maintenance of the Procedures on behalf of the Funds.

The Funds and Citco understand and agree that, notwithstanding the ability of the Funds to rely on Citco or Sub-Service Provider for the maintenance of the Procedures and the Internal AML Controls, the Funds shall be ultimately responsible for ensuring that the Funds is compliant with its own anti-money laundering obligations.

4.5	Eligible Introducers

(a)	Citco and the Funds agree that Citco shall not be responsible for: collecting Know Your Customer (KYC) documentation or otherwise for verifying or recording the identity of Investors that are introduced to the Funds by a financial institution approved by the Investment Manager (an “Introducer”) pursuant to the requirements of the Anti-Money Laundering Regime, including (if applicable) the requirement for the provision of a compliant introducer letter in the proscribed form (such Investors hereinafter, “Introduced Investors”);
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(b)	The Funds will at all times ensure that any Introducer is based in a low risk jurisdiction for anti-money laundering purposes and has anti-money laundering policies and procedures in place that are designed to forestall, prevent and detect money laundering and terrorist and proliferation financing, which policies and procedures have been applied to identify and verify the identity of the Introduced Investors. For the avoidance of doubt the Funds shall be responsible for confirming that the content of any written assurance letter provided by the Introducer in respect of the Introduced Investors complies with the requirements of the Anti-Money Laundering Regime (as applicable). Citco shall assume no liability or responsibility to ensure that the content of any written assurance letter provided by the Introducer in respect of Introduced Investors complies with the Anti-Money Laundering Regime.

(c)	In the event that Citco receives a regulatory request for information or documentation on an Introduced Investor which would reasonably be expected to be within the possession of Introducer, the Fund Entity will use commercially reasonable efforts to procure that such information is promptly provided to Citco.

(d)	Any confirmations, reports or certifications issued by Citco related to its KYC/AML procedures applied on behalf of the Fund shall indicate that that they exclude Introduced Investors.

5.	FEES AND EXPENSES

5.1	Fees

In order for the Services to be provided by Citco to the Funds under this Agreement, the Funds shall pay to Citco fees in the amounts, at the times and otherwise in the manner specified in Schedule 2. If any amendments to the fees payable hereunder are agreed between Citco and the Funds, such amended fees shall be recorded in a revised Schedule 2, which shall be executed by the parties and affixed to this Agreement.

5.2	Expenses

Citco shall not be required to incur on its own account and shall be reimbursed by each Fund for any costs or expenses incurred directly on behalf of that Fund as specified in Schedule 2, Part 6.

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5.3	Withholding

All amounts invoiced and payable by each Fund to Citco hereunder shall be paid together with all applicable sales and other goods and services taxes but otherwise free and clear of and without deduction or set-off of any amount in respect of taxes or any other amount whatsoever which a Fund may be required by applicable law to withhold.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Representations and Warranties by each Fund

Each Fund represents and warrants to Citco that as of the date hereof and upon each day that Citco provides Services hereunder:

(a)	it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation;

(b)	it has full power and authority to enter into this Agreement, and it has taken all necessary corporate or other requisite action and has obtained all necessary authorizations and consents, to authorize the execution of this Agreement and appoint Citco to provide the Services in accordance with the terms of this Agreement, and that this Agreement will constitute legal, valid and binding obligations of each Fund enforceable against it in accordance with its terms; and

(c)	it understands and acknowledges that Citco is entering into this Agreement solely on its own behalf and not as an agent for any other entity, including its corporate parents (direct or indirect), subsidiaries or affiliates.

6.2	Representations and Warranties by Citco

Citco represents and warrants to each Fund that:

(a)	it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation;

(b)	it has full power and authority, and it has taken all necessary corporate action and has obtained all necessary authorizations and consents to authorize the execution of this Agreement and to perform its obligations and duties and provide the Services under this Agreement and that this Agreement will constitute legal, valid and binding obligations of Citco enforceable against it;
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(c)	it has and maintains the necessary facilities, equipment and personnel to perform its duties and obligations as provided in this Agreement;

(d)	it has implemented and maintains commercially reasonable business continuity policies and procedures with respect to the Services;

(e)	it is registered, and at all times during the term of this Agreement shall be registered, as a transfer agent as required under the Securities Exchange Act of 1934, as amended (the “1934 Act”), including Section 17(A)(c) of the 1934 Act;

(f)	it agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the Investment Company Act of 1940, as amended (the “1940 Act”)) with respect to the relevant Services provided hereunder.

6.3	Duties of each Fund

Each Fund shall:

(a)	appoint an auditor for the purpose of preparing the annual audit of each Fund and provide such auditor with any required representation letters;

(b)	ensure compliance with all applicable law to which each Fund and the Investment Manager is bound including, without limitation, all applicable securities laws relating to the offer and sale of Securities and all laws and regulations regarding proper disclosure to Investors;

(c)	ensure that any alteration of the rights or obligations of the Investors are properly approved and enforceable in accordance with the provisions of the Fund Documents and applicable law.

(d)	notify Citco in writing of the following, as soon as reasonably practicable upon the occurrence or upon having any knowledge or notice thereof (whichever is earlier):

(i)	any change in the authorized share capital (in the case of a Fund established as a corporation);
(ii)	any change to the Governing Body;
(iii)	any change to a Fund’s financial year end;
(iv)	any change to a Fund’s auditors;
(v)	any bankruptcy, insolvency or dissolution of any Fund, the Governing Body (or any member thereof) or the Investment Manager or any death, disability, incapacity, incompetence or bankruptcy of any director or principal of the Fund, the Governing Body (or any member thereof) or the Investment Manager;
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(vi)	any notice, order, judgment, sanction or other financial penalty being received or imposed against a Fund, the Governing Body or the Investment Manager in connection with any material non-compliance by that Fund, the Governing Body or the Investment Manager with any applicable law; or
(vii)	any other matter which could reasonably be expected to have a material adverse effect on Citco or its reputation or the performance by Citco of its Services hereunder.

(e)	approve or procure its authorized representative, including without limitation the Investment Manager, to approve its final net asset value and estimate net asset value (as applicable) prior to release.

6.4	Mutual Cooperation

Each party acknowledges and agrees that provision of the Services by Citco relies upon mutual cooperation among Citco, each Fund and the Investment Manager and adherence by each party with their respective obligations under this Agreement.  Each Fund covenants with Citco on its own behalf, and shall procure that the Investment Manager and any other service providers shall cooperate with and provide such information and instructions as are necessary to allow Citco to perform the Services under this Agreement.  Citco shall not be required by the Fund to execute any documentation in favour of any service provider or counter-party to the Fund in order to obtain access to information that Citco requires to provide the Services. Each Fund acknowledges that any failure by, or impairment in the ability of, a Fund, the Investment Manager or other service provider to the Funds to cooperate with Citco, or failure to furnish information or instructions to Citco in a complete, accurate and timely manner may have an adverse impact on the ability of Citco to perform the Services or comply with its duties and obligations under this Agreement and in such circumstances Citco shall not be liable to any Fund for any loss or damage that arises in respect thereof.

7.	LIMITATION OF LIABILITY

7.1	Limitation of Liability

(a)	In the absence of gross negligence, actual fraud or wilful misconduct by Citco in the provision of the Services under this Agreement, Citco shall not be liable to any Fund for any claims, losses, damages, liabilities, penalties, demands, suits, judgments, obligations, costs or expenses, including reasonable legal fees and expenses, of any kind or nature whatsoever (a “Claim”) on account of anything done, omitted or suffered by Citco in good faith in the provision of the Services pursuant to this Agreement.
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(b)	Further, and notwithstanding anything herein to the contrary, with respect to “as of” adjustments, Citco will not assume one hundred percent (100%) responsibility for losses resulting from “as of” adjustments due to clerical errors or misinterpretations of Investor instructions, but Administrator may discuss with the Fund potential liability for an “as of” on a case-by-case basis where such loss is “material”, as hereinafter defined, and, under the particular facts at issue, and subject to the applicable standard of care and liability limits in the Agreement, Administrator reasonably believes Administrator was culpable and the sole cause of the loss. A loss is “material” for purposes of this Section when it results in a pricing error on a given day which is (i) greater than a negligible amount per Investor, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (0.5%) times Fund’s net asset value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time). When Citco concludes that it should contribute to the settlement of a loss, Administrator’s responsibility will commence with that portion of the loss over $0.01 per share calculated on the basis of the total value of all shares owned by the affected Fund (i.e., on the basis of the value of the shares of the total portfolio, including all classes of that portfolio, not just those of the affected class).

(c)	Citco shall not be liable to any Fund for any Claim that arises directly or indirectly out of any actions that occurred or failed to occur, or any records created or retained, prior to the effective date of this Agreement. Citco shall be entitled to rely without enquiry on information provided to it by the Funds’ former administrator (if applicable) or the Investment Manager, and will not have a duty to verify such information from records it may receive that were created prior to the effective date of this Agreement.

(d)	Neither Citco nor any Sub-Service Provider is a fiduciary or advisor to the Funds, the Investment Manager or the Investors by virtue of the provision of the Services under this Agreement and this Agreement does not create any contractual rights against, or reliance on Citco by any person not a party hereto including, without limitation, the Investment Manager, any Investor or any counterparty of the Funds.

(e)	Citco shall not, under any circumstances whatsoever, be liable for any special, punitive, incidental, indirect or other economic or consequential damages including loss of profits, whether or not such damage was reasonably foreseeable and whether arising in contract, tort or otherwise.
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(f)	Each Fund shall have the duty to mitigate damages for which Citco may become responsible and Citco shall have the duty to mitigate damages for which the Funds may become responsible pursuant to this Agreement.

7.2	Reliance

(a)	Citco shall be entitled to place reliance and take action based upon any instruction, order, mandate or direction delivered on behalf of the Fund by the Investment Manager, the Funds and Fund Parties and any instruction delivered by or on behalf of any Investor (including by a Distributor) in accordance with the rights conferred by the Fund Documents. Furthermore, where this Agreement provides that Citco must deliver a report, notice or other information to a Fund, such information may be delivered to the Investment Manager or its designated employees and the same will be deemed to be appropriate delivery in accordance with the provisions hereof.

(b)	Notwithstanding any other provisions contained in this Agreement, Citco and the Sub-Service Provider may in their absolute discretion (but with no duty to do so) decline to act on any instruction where such instructions are not in writing, are incomplete, unclear, ambiguous and/or in conflict with other instructions received by Citco or the Sub-Service Provider(s) or are believed by Citco or the Sub-Service Provider(s) on reasonable grounds to have been inaccurately transmitted provided that in any case where Citco or the Sub-Service Provider declines to act on instructions, Citco or the Sub-Service Provider (as applicable) will notify the Investment Manager of such decision as soon as reasonably practicable.

(c)	The Funds hereby acknowledge that they are responsible for the accuracy and completeness of the information provided by or on behalf of the Governing Body or the Investment Manager. The Funds have appointed an independent auditor that will be responsible for conducting an audit of the Funds’ financial statements and the Funds will work with its independent auditor to ensure the accuracy and consistency of reporting, as well as to ensure the existence of any Investments of the Funds. The Funds acknowledge complete responsibility for the accurate presentation of the financial statements and any income tax returns, if applicable. The Funds also acknowledge that the Services as described in this Agreement are not designed to and cannot be relied upon to disclose errors, fraud, or illegal acts that may exist, although their discovery may result from Citco’s Services or engagement. Each Fund is responsible for designating a qualified management-level individual of the Investment Manager to be responsible and accountable for overseeing the Services.
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7.3	Pricing

The Fund Parties are responsible for the pricing of each Fund’s Investments. For the purpose of calculating the net asset value of the Fund, Citco shall, and shall be entitled to, accept, use and rely on the valuations provided by the Fund Parties and/or other authorized agents of the Fund and shall not be liable to the Fund in doing so. Citco assumes no liability or responsibility for ensuring that the values of each Fund’s Investments, as provided to it by the Fund Parties have been determined in accordance with the valuation policies and procedures adopted by the Fund.

7.4	Third Party Services

Citco shall not be liable for the performance, errors or omissions of unaffiliated, nationally or regionally recognized third parties such as, by way of example and not limitation, courier companies, national postal services and other delivery, telecommunications and other companies not under Citco’s reasonable control, and third parties not under Citco’s reasonable control providing services to the financial industry generally, such as, by way of example and not limitation, companies and other entities providing processing and settlement services, prime brokerage services, custody services, market making services and/or third party pricing services, the Depository Trust Clearing Corporation (processing and settlement services), and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

7.5	No Monitoring Responsibilities

Each Fund acknowledges that the duties of Citco pursuant to this Agreement shall not include a duty to monitor or enforce the compliance of the Funds or the Investment Manager or any other person with any restriction or guideline imposed on any of the Funds or the Investment Manager by any of the Fund Documents, or by any applicable law.

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8.	INDEMNITIES

8.1	Indemnities by each Fund

(a)	Each Fund agrees to indemnify and keep indemnified Citco and any Sub-Service Provider from and against any Claim which may be imposed on, incurred by or asserted against any of them howsoever arising (other than by reason of gross negligence, actual fraud or wilful misconduct on the part of Citco) in connection with the provision of the Services under this Agreement.

(b)	For the avoidance of doubt, the indemnity under this Section 8.1 shall cover all Claims which may be made against Citco or Sub-Service Provider arising out of or in connection with any deficiencies caused by the transfer to Citco of any Services previously carried out by the Investment Manager or any failings of previous administrators of the Funds, including without limitation, a failure to carry out proper checks or keep full and accurate records.

(c)	Upon notification of any Claim or potential Claim by Citco or a Sub-Service Provider to a Fund pursuant to Section 8.2 and following a request from Citco or Sub-Service Provider, the relevant Fund shall forthwith upon demand pay Citco or Sub-Service Provider the reasonable legal costs as and when incurred by Citco or Sub-Service Provider in defence of, or to counterclaim against, any such Claim or potential Claim giving rise to the notification or in pursuance of any rights to recover any sum from any third party, subject in each case to receipt by a Fund of an undertaking from Citco or Sub-Service Provider to repay such amounts if it shall be determined that such party is not entitled to indemnification under this Agreement.

(d)	Upon any judgement or other financial penalty being awarded or imposed against Citco or Sub-Service Provider where the resulting loss, damage, cost or expense is indemnified in whole or in part hereunder, the relevant Fund will forthwith upon demand reimburse Citco or Sub-Service Provider for any such amount (to the extent any such amount has not already been paid by the Funds) and the Funds shall not require Citco or Sub-Service Provider to exhaust all alternative rights to recover or appeal unless reasonably requested by the Funds on the condition that the Funds shall continue to pay to Citco or Sub-Service Provider on demand the legal costs, as provided under this sub-Section, as and when incurred by Citco or Sub-Service Provider in pursuing such alternative rights to recover or appeal.
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8.2	Notification of Claims

In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a Claim for indemnification, Citco must notify the relevant Fund(s) of such assertion, and shall keep the Fund(s) advised with respect to all material developments concerning such Claim. The relevant Fund(s) shall have the option to participate in the defense of such Claim or to defend against the Claim in its own name or in the name of the indemnitee. The indemnitee shall in no case admit any Claim or make any compromise in any case in which the relevant Fund(s) may be required to indemnify it except with such Fund(s)’ prior written consent.

9.	NON-SOLICITATION

9.1	Non-Solicitation of Employees

During the term of this Agreement, and for a period of one year thereafter, none of the Funds shall, and the Funds shall procure that the Investment Manager and/or the Governing Body shall not, directly or indirectly, either for itself or on behalf of any other person, without the prior written consent of Citco, solicit to employ, employ or retain as a consultant or independent contractor, any person who at the relevant time is, or during the preceding six months was, in the employ of Citco and/or any corporate affiliate of Citco and was known by the relevant Fund, Governing Body or the Investment Manager to be so employed. The foregoing shall not restrict any of the Funds or the Investment Manager from employing (or offering to employ) any current or former employee of Citco and/or any corporate affiliate of Citco who has responded to general recruitment advertising not specifically directed at employees or former employees of Citco and/or any corporate affiliate of Citco.

9.2	Payment of Search Fees

Each of the Funds agree that in the event of a breach of Section 9.1, the breaching party shall become immediately obliged to pay to Citco on demand an amount up to $30,000, representing a reimbursement of search fees and advertising costs incurred by Citco and/or any corporate affiliate of Citco, as applicable, for the purpose of seeking a replacement for the employee solicited, employed or retained in breach of Section 9.1.

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10.	CONFIDENTIALITY

(a)	Each party agrees to treat and maintain all Confidential Information as confidential and shall not, except as permitted by this Agreement, disclose any such Confidential Information to any person.

(b)	Each party may disclose the other party’s Confidential Information:

(i)	In the case of the Funds, to the Investment Manager and its affiliates and employees and to the Governing Body and legal counsel to the Funds or the Investment Manager, and in the case of Citco, its affiliates and employees, directors, officers, shareholders and legal counsel and to the Funds’ Investment Manager, General Partner, legal counsel, auditors or other third-party service providers to the Funds;

(ii)	As may be required by law or pursuant to legal process or upon the request of a regulator; provided that the disclosing party (I) where reasonably practicable and to the extent legally permissible, provides the other party with prompt written notice of the required disclosure so that the other party may seek a protective order or take other analogous action, (II) discloses no more of the other party’s Confidential Information than reasonably necessary and (III) reasonably cooperates with actions of the other party in seeking to protect its Confidential Information at that party’s expense.

(c)	The terms and conditions set out in Schedule 4 shall supplement the confidentiality provisions herein and are intended to assist the Funds to comply with Applicable Data Privacy Laws.

Upon request by a Fund or Investment Manager, Administrator shall promptly provide such Fund or Investment Manager with access to all Confidential Information of that Fund maintained by Citco in format agreed to between by the Investment Manager and Citco, and shall further, at such Fund or Investment Manager’s request, securely delete any such Confidential Information of that Fund (except to the extent Administrator is required to maintain archival copies for regulatory compliance purposes). Administrator’s obligations with respect to Confidential Information shall survive the termination of this Agreement for so long as Citco maintains such Confidential Information.

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11.	TERM AND TERMINATION

11.1       Termination

This Agreement shall continue in full force and effect unless and until terminated by Citco or a Fund (on behalf of itself and the other Funds) giving to the other parties not less than 180 days’ written notice (or such shorter notice as the parties may agree to accept) provided that this Agreement may be terminated forthwith by notice in writing:

(a)	by any party if a party commits:

(i)	any material breach of its obligations under this Agreement and fails to remedy such breach (if capable of remedy) within thirty days of receipt of notice from the non-defaulting party requiring it to do so;

(ii)	any material breach of its obligations under this Agreement that is not capable of remedy; or

(iii)	any persistent material breach, whether or not it is remedied in a timely manner or capable of remedy.

(b)	by any party if a party is unable to pay its debts as they fall due, goes into bankruptcy, liquidation (except a voluntary liquidation for the purpose of reconstruction or amalgamation upon terms previously approved in writing by the other party), is dissolved, suspends payments or if a receiver is appointed over any assets of the other party or any security interest over any of the assets of any Fund becomes capable of enforcement;

(c)	by Citco if a Fund ceases or suspends or threatens to cease or suspend carrying on its business or any part of it that, in the reasonable opinion of Citco, is material in the context of this Agreement, provided that if a Fund ceases or suspends carrying on business, thereafter Citco shall no longer be responsible for the provision of Services upon such cessation or suspension regardless of whether it has delivered notice to the Fund;

(d)	by either party if it is or becomes unlawful for the other party to carry on its business;

(e)	by Citco if the Investment Manager is no longer serving as the manager of the Funds’ assets and the successor manager is not acceptable to Citco in its sole discretion; or
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(f)	by Citco if a Fund or the Investment Manager or any principal or affiliate of that Fund or the Investment Manager is or becomes subject to any investigation or proceeding of any regulatory body in any applicable jurisdiction having jurisdiction over any such entity or person (as the case may be), (other than any audit, examination or inquiry of a routine nature by any taxation, regulatory or self-regulatory agency), or any other event occurs in relation to a Fund or the Investment Manager or any such principal of that Fund or the Investment Manager in circumstances where Citco in its reasonable opinion determines that its continued provision of all or any Services hereunder could reasonably be expected to have a material adverse effect on the business or reputation of Citco or any of its affiliates.

The provisions of Sections 7, 8, 9, 10, 11 and 14 and the parties’ respective obligations thereunder and hereunder shall survive any termination of this Agreement. Termination of this Agreement does not affect the rights of the parties accrued prior to such termination.

11.2	Rights and Obligations on Termination

On termination of this Agreement in accordance with Section 11:

(a)	Citco shall be entitled to receive all fees and other monies accrued due up to the date of such termination. Citco shall perform the Services up to the effective date of the termination, including calculating the net asset value, issuing investor statements and processing any capital activity occurring on or prior to the effective date of termination and processing redemption or withdrawal payments associated with same. Thereafter, all Services will cease.

(b)	Citco shall agree with the Governing Body or the Investment Manager in writing the services (if any) to be provided to the Funds after the date of termination (which may include the collation and shipment of Fund Records) and any additional fees to be paid by the Funds to Citco.

(c)	The Funds shall have the opportunity to electronically access and download the Fund Records or otherwise obtain such Fund Records, provided that one (1) year following the termination of the Agreement in respect of any Fund or all of the Funds, Citco shall be entitled to delete the Fund Records in its discretion unless otherwise agreed upon in writing.

Notwithstanding the provisions of Section 10, either party shall be permitted to disclose the fact that this Agreement has terminated. The Funds shall disclose to Investors in writing promptly after termination of this Agreement that Citco has ceased to provide the Services under this Agreement.

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12.	PROHIBITED ACTIONS

(a)	The parties shall not undertake or cause to be undertaken any activity which is illegal under any international laws or acts (including, but not limited to, the US Foreign Corrupt Practices Act and the UK Bribery Act) which prohibit bribery or corrupt practices and the parties shall not directly or indirectly offer, pay, promise to offer or pay, anything of value, to an employee of any government or any department, contractor, instrumentality or wholly-owned corporation thereof, or any persons acting in an official capacity for or on behalf of any such government or department, contractor, instrumentality or wholly-owned corporation thereof, or any candidate for political office in any jurisdiction or to any person, while knowing or having reason to know that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to a government official for the purpose of:

(i)	influencing any act or decision of such government official, including a decision to fail to perform his official functions; or

(ii)	inducing such official to do or omit to do any act in violation of the lawful duty of such official; or

(iii)	inducing such government official to use his influence with the government or instrumentality in order to assist a Party in obtaining or retaining business for or with, or directing business to, any person; or

(iv)	for any other purpose whatsoever which is prohibited by applicable international laws or acts.

(b)	Each of the parties to this Agreement must: (a) comply with all applicable anti-bribery and anti-corruption laws and regulations including the UK Bribery Act 2010 and US Foreign Corrupt Practices Act (collectively, “Anti-bribery Laws”), (b) not offer any bribe or facilitation payment to any public official or other person, (c) ensure that it has appropriate internal procedures within its organisation to prevent bribery by its workforce and other people under its control and (d) not do anything that may cause any other party or any of their affiliates to breach an Anti-bribery Law. Each party hereto must (on becoming aware) promptly notify the other Parties in writing of any actual or potential breach of this clause. If any party breaches or the other party reasonably believes this clause to have been breached, the non-breaching party may terminate this Agreement forthwith without any liability whatsoever.
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(c)	Each party shall notify the other parties immediately of any extortive solicitation, demand or other request for anything of value, by or on behalf of any government official relating to the subject matter of the Agreements and the provision of the Services.

13.	FORCE MAJEURE

Notwithstanding any other provision contained in this Agreement, no party shall be liable for any action taken, delay or any failure to take any action required to be taken hereunder or otherwise to fulfil its obligations hereunder (including without limitation the failure to receive or deliver securities or the failure to receive or make any payment) in the event and to the extent that the taking of such action, delay or such failure arises out of or is caused by or directly or indirectly due to war, act of terrorism, insurrection, riot, labour disputes, civil commotion, act of God, accident, fire, water damage, loss of power, explosion, pandemic, any law, decree, regulation or order of any government or governmental body (including any court or tribunal), or any other cause (whether similar or dissimilar to any of the foregoing) whatsoever beyond its reasonable control or the reasonable control of any delegate or securities system. The non-performing party shall use all reasonable efforts to minimize the effect of any force majeure. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

14.	GENERAL

14.1	Amendments and Waivers

No provisions of this Agreement may be waived, amended or modified in any manner except by a written agreement properly authorized and executed by all parties hereto.

14.2	Choice of Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA (without regard to conflicts of laws principles).

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14.3	Dispute Resolution

The courts of the State of New York shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including any question regarding its existence, validity, breach or termination) (a “Dispute”). The parties agree that courts of the State of New York are the most appropriate and convenient courts to settle any Dispute and, accordingly, that they will not argue to the contrary. The parties unconditionally waive their respective rights to a jury trial.

14.4	Entire Agreement

This Agreement (i) constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written and (ii) is not intended to confer any rights or remedies hereunder upon any person not a party to this Agreement. No person will be deemed to be a third-party beneficiary of this Agreement.

14.5	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument and any party may enter into this Agreement by executing a counterpart. Any signed counterpart delivered by facsimile or by email shall be deemed for all purposes to constitute such party’s good and valid execution and delivery of this Agreement.

14.6	Severability

If any provision, section or clause of this Agreement shall be found by any court or administrative body of competent jurisdiction to be illegal, void, invalid or unenforceable, the invalidity or unenforceability of such clause, section or provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect to the maximum extent permitted by law and will be deemed severable from any other provision of this Agreement. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision, a valid or enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision.

14.7	Testimony

Except in connection with a proceeding arising out of Citco’s actual fraud, if Citco is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement, the operations of the Fund or relating to the Investors, the relevant Fund(s) shall reimburse Citco for all costs and expenses, including the time of its professional staff and the cost of legal representation that Citco reasonably incurs in connection therewith. Citco shall provide prompt written notice to the Investment Manager of any such requirements, unless prohibited by applicable law.

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14.8	Notices

(a)	All notices and other communications under or in connection with this Agreement shall be given in writing, by facsimile or by e-mail. Any such notice will be deemed to be given as follows:

(i)	if in writing, when delivered by overnight courier service;

(ii)	if by facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the number of the recipient; when received; and

(iii)	if by e-mail, on production of an e-mail receipt from the recipient to the sender that indicates that the e-mail was sent to the e-mail address of the recipient and has been opened by the recipient.

However, a notice given in accordance with the above but received on a day which is not a Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

(b)	The address, facsimile number and e-mail address of each party for the service of notice is as follows:

If to Citco:

Suite 300

7300 College Boulevard

Overland Park, Kansas 66210

Attention:	Managing Director
E-mail address:	chshaw@citco.com

If to a Fund:

c/o Banner Ridge Partners

641 Lexington Ave., 31st Floor

New York, NY 10022

Attention:	Anthony Cusano and Scott Halper
E-mail address:	tcusano@bannerridge.com
shalper@bannerridge.com

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14.8	Assignment

This Agreement shall be binding on and inure for the benefit of the parties and their respective successors and permitted assigns. No party may assign its rights under this Agreement without the prior written consent of the others.

[signature page(s) follow]

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed the day and year first above written.

BANNER RIDGE DSCO PRIVATE MARKETS FUND

By:

Name:

Title:

CITCO RETAIL ALTERNATIVE FUND SERVICES INC.

By:	By:

Name:	Name:

Title:	Title:

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SCHEDULE 1

The Services

Part 1

Administration Services

Citco shall provide the following Services to the Funds:

(a)	recording investment, capital and income and expense activities;

(b)	calculation and allocation of income, expenses, gains and losses to Investor capital accounts;

(c)	maintaining the general ledger as well as records with respect to the cost basis of the Investments for tax purposes;

(d)	reconciling cash and where practicable, positions, to the appropriate counterparty (collectively, “Counterparties”), and as soon as reasonably practicable after becoming aware of same, notifying the Investment Manager of any cash breaks,;

(e)	calculation of management fees with supporting schedules;

(f)	calculation of realized/unrealized capital gains and losses on the Funds’ Investments;

(g)	preparation of a cash flow analysis report on a frequency to be agreed with the Investment Manager;

(h)	calculation of total return, IRR and multiples of capital on a periodic basis as agreed;

(i)	[monthly/quarterly] preparation of unaudited financial statements including statement of assets and liabilities, statement of operations and statement of changes in net assets (does not include the preparation of footnotes);

(j)	calculation of the net asset value of the Funds on a weekly basis in accordance with the Fund Documents;

(k)	providing data and reports to support the preparation of financial statements and filings and liaising with each Fund’s auditors in their review and/or preparation of the annual financial statements;
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(l)	obtain and apply Investment valuations as directed and determined by the Investment Manager or Fund;

(m)	prepare and file Form N-Port;

(n)	provision of reports from Fund Records as agreed between Citco and the Investment Manager;

Tax Administration

(o)	calculate dividend and capital gain distribution rates;

(p)	assist with quarterly Subchapter M compliance monitoring and reporting as requested;

(q)	provide tax re-allocation data for Investor 1099 reporting;

Legal and Compliance Administration

(r)	coordinate review and filing of Form N-CSR and preparation and filing of Form N-PX;

(s)	coordinate proxy filings and mailing process, as applicable;

(t)	coordinate EDGARization and filing of SEC documents;

(u)	assist in the preparation, and distribution of quarterly board materials;

(v)	Perform testing for compliance with: (i) the investment objective and certain policies and restrictions as disclosed in each Fund’s offering documents; and (ii) applicable law (collectively, “Portfolio Compliance”) (post-trade, monthly) to test the Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between Citco and the Fund.

●	In connection with Portfolio Compliance Testing, providing warning/Alert notification with supporting documentation.
●	Reporting violations, if any, to a Fund and the Fund’s CCO as promptly as practicable following discovery.
●	Provide quarterly compliance testing certification to Fund, CCO and Board of Directors.
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Loan Administration Services (where applicable)

(a)	Processing loan details from the Investment Manager’s order management system or a 3rd party platform onto Citco’s platform; or for the Fund-originated loans, from the relevant loan documents.

(b)	Maintenance of position, accrual and cash activity transactions including:
a.	principal, interest and fee payments;
b.	borrowings, rollovers and prepayments;
c.	interest rates and index rates;

(c)	Reconciliation of loan Investments against available sources of data such as:
d.	documents and notices
e.	Investment Manager files and records
f.	cash receipts
g.	Admin Agent and/or Servicer reports
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Part 2

Investor Relations Services

Citco shall, in accordance with the applicable provisions of the Fund Documents:

(a)       issue, transfer and redeem book entry units;

(b)	processing of Investor capital activity including: contributions, distributions, redemptions/withdrawals, income dividend, capital gains distributions;

(c)	establishment and maintenance of a register of Investors:

(d)	when and if a Fund participates in the Depositary Trust Clearing Corporation (“DTCC”), and to the extent Citco supports the functionality of the applicable DTCC program (i.e. Networking, Fund Serv, AIP, each the “Program”), Citco will:

(i)	register and maintain accounts through the Program or other direct transmissions and the purchase, redemption, exchange and transfer of units in accordance with instructions transmitted to and received by Citco from DTCC on behalf of broker-dealers and banks.

(ii)	issue instructions to the Fund’s banks for the settlement of transactions between the Fund and DTCC (acting on behalf of its broker-dealer and bank participants).

(e)	provide account and transaction information for each Fund in accordance with the applicable Program’s rules;

(f)	provide transaction journals;

(g)	prepare Investor meeting lists and certify a copy of such list;

(h)	withhold, as required by federal law, taxes on securityholder accounts, perform and pay backup withholding as required for all securityholders, and prepare, file and provide, in electronic format, the applicable U.S. Treasury Department information returns or 1099 data file, as applicable, to each Fund’s vendor of choice;

(i)	dispatch daily and monthly reports to Investors and anyone else entitled to receive the same in accordance with the Fund Documents and any applicable law as provided by Citco’s system and as requested by the Fund or Investment Manager;
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(j)	calculate the appropriate sales charge, if applicable and supported by Citco’s system, with respect to each purchase of Fund units as instructed by the Investment Manager, determine the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to Citco by the Fund’s distributor or any other person authorized to receive from time to time, disburse dealer commissions collected to such dealers, determine the portion of each sales charge payable to such managing dealer and disbursing such commissions to the managing dealer;

(k)	process and respond to (if necessary) correspondence to former, existing and new Investors;

(l)	mail confirmations of wire order transfers to dealers;

(m)	provide daily Blue Sky reports with respect to purchases of units of the Fund on Citco’s system;

(n)	provide to the Fund escheatment reports with respect to the status of accounts and outstanding checks on Citco’s system;

Part 3

Financial Statement Preparation

Citco shall prepare the first draft of the Funds’ annual audited financial statements consistent with the accounting principles adopted by the Funds (e.g. US GAAP, IFRS, etc.)

The financial statements shall include the following:

●	Statement of Assets and Liabilities
●	Condensed Schedule of Investments
●	Statement of Operations
●	Statement of Changes in Net Assets
●	Statement of Cash Flows (if applicable)
●	Notes to the Financial Statements (including Financial Highlights, if applicable)
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Part 4

Additional Fee-Based Services

The following Services may be provided to certain Funds at the request of the Investment Manager and with the consent of Citco. As noted, these Services will generally be subject to an additional fee as agreed between the Investment Manager and Citco.

US Tax Services

When agreed between Citco and the Investment Manager, Citco shall provide or procure the provision of certain US tax services at a rate per annum and subject to such terms as may be agreed separately with Citco pursuant to an executed engagement letter.

Data Services

If requested by or on behalf of the Funds, Citco shall provide the following Data Services subject to the fees as set forth on Schedule 2:

●	Provision of access to Citco’s Data Services platform, a web-based application providing a means to review and extract the investment fund related data stored in Citco’s data environment;
●	Assisting with the setup of the Investment Manager’s users on the Citco Data Services platform, including allocation of entitlements/access rights;
●	Provision of assistance to the Investment Manager in establishing connectivity solutions in connection with Citco Data Services;
●	Provision of initial training and ongoing support to the Investment Manager’s employees using the application; and
●	Provision of ongoing IT maintenance of the Citco Data Service application infrastructure.
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MIDDLE OFFICE SOLUTIONS SERVICES

Affirmation/Confirmation Services

When agreed between Citco and the Investment Manager, Citco shall review the details of trading activities with respect to the Investments on a daily basis and as requested by the Investment Manager, use commercially reasonable efforts to perform the following Services:

Affirmation (“Short-Form Confirmation”)

●	Reconciling the trade details uploaded by the Investment Manager to Citco’s systems or received by Citco through an automated vendor-supported system to the details received from trading counterparties either through an automated vendor-supported system or to confirmations which are manually received from such counterparties1;
●	Notifying the Investment Manager of any discrepancies and, to the extent reasonably practicable, assisting in the resolution of any such discrepancies by providing such information as may be reasonably necessary to the Investment Manager Fund’s trading counterparties;

Confirmation (“Long-Form Confirmation”)

●	Upon finalization of the trade details, Citco will process Long-Form Confirmations which it receives from the Fund’s counterparties and will review such confirmations to determine that the basic economic terms and financing details as shown on the Long-Form confirmation conform to the records as maintained by Citco.

Upon making the foregoing determination, Citco will transmit the Long-Form Confirmations to the Investment Manager and upon written approval by the appropriately designated Investment Manager personnel, Citco will, on behalf of the Fund apply an electronic signature and such executed confirmation to the appropriate counterparty.

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Collateral Management

When agreed between Citco and the Investment Manager, Citco will calculate collateral and margin exposures between the Funds and counterparties, will process payments/ receipts to/ from counterparties, and provide documentation necessary for the Investment Manager’s approval, as follows:

(a)	Calculate collateral/ margin requirements on a daily basis utilizing the Investment Manager’s electronic feed of VAR (where applicable), initial margin, haircuts and calculation of exposure, using prices received versus the Funds or Investment Manager’s pricing policy;
(b)	Confirm with counterparties daily collateral movements according to the terms of the relevant ISDA agreements executed by the Funds or Investment Managers;
(c)	Process payments and receipts of collateral and submit to the Investment Manager (along with appropriate backup) for approval, with the Investment Manager providing accurate and timely instructions;
(d)	Liaise with counterparties concerning settlement of collateral; and
(e)	Calculation and settlement of monthly interest on posted collateral.

The types of Investments for which Citco shall deliver the collateral management services set out above shall be agreed in writing between Citco and Investment Manager from time to time (such Investments “In-Scope Investments” any other Investments being “Out of Scope Investments”). In the event that the Investment Manager does not provide, or procure that Citco is provided with (where required or necessary to provide the services), the relevant trade documents,  electronic feed of haircuts, VAR  for each security, transaction type and / or instrument held by the Master Fund, such securities, transaction types and / or instruments shall be out of scope for the purposes of this Agreement and Citco will be unable to perform the Collateral Management Services in respect of such Out of Scope Investments. In the event Citco receives a margin call demand for an Out-of-Scope Investment, Citco shall inform the Investment Manager and request further instruction

The services which may be provided by Citco in respect of collateral management set out herein are at all times subject to the review of the Funds and Investment Manager and all instructions and calculations shall be verified and approved by the Funds and Investment Manager.

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Treasury Services

Citco will provide the Funds with access to the Aexeo Treasury to facilitate the delivery of instructions to the Funds’ bank accounts to make wire payments to the Investment Manager and its affiliates and to Fund counter-parties, including those due pursuant to ISDA Master Agreements and agent notices, third party invoices, promissory notes and other credit instruments. These instructions will be directed, authorized and approved by the Investment Manager on behalf of the Funds. The Treasury Services shall include:

●	Assisting in the set-up and maintenance of static data relating to payees such as: identifying details of the payee, bank account details, payment types, user entitlements;
●	Using the Aexeo Treasury to establish and maintain SWIFT connectivity to relevant paying agents;
●	To the extent required, setting up payment instructions for approval by the Investment Manager; and
●	Providing ongoing support and training in connection with the Aexeo Treasury.

AEOI Services

When agreed between Citco and the Investment Manager on behalf of the Funds, Citco shall perform the following AEOI Services (as defined below). The following words shall have the following meanings and any capitalized terms not defined herein shall have the meanings ascribed to them in this Agreement. For the purposes of these AEOI Services, the term “Funds” shall be read to include only those Funds receiving the applicable AEOI Services.

AEOI	means the Automatic Exchange of Information;

AEOI Classification	means the classification of an Investor as determined pursuant to the applicable AEOI Regime (as defined below);

AEOI Regime	means:

(i) Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and any current or future U.S. regulations, rules and other guidance implementing such Code sections and any official interpretations thereof;

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(ii) (a) US FATCA (as defined below) and the related intergovernmental agreement entered into between the government of a Fund’s domicile (the “Domicile Government”) and the government of the United States (“US IGA”), (b) any automatic exchange of information regime arising from or in connection with CRS (as defined below), and (c) any similar tax reporting, withholding and/or automatic exchange of information regime;

(iii) any treaties, related statutes, regulations, rules and other guidance thereunder entered into or enacted by the United States, the Domicile Government or another relevant governmental body, or any intergovernmental agreements between the Domicile Government and the US or any other jurisdiction, entered into in order to comply with, facilitate, supplement, implement or give effect to paragraphs (i) or (ii) above; and

(iv) any legislation, regulations or guidance in the Domicile Government that give effect to the matters set out in paragraphs (i), (ii) and (iii).

in regard to each Investor, as applicable.

AEOI Services	means the AEOI related services as described in Sections 1 – 3 below;

Changes in

Circumstance	mean a change in an Investor’s AEOI Classification based upon additional information received from or about an Investor by Citco;

CRS	means the OECD Common Reporting Standard for Automatic Exchange of Financial Account Information, including the EU Directive 2011/16/EU on Administrative Cooperation in the field of Taxation (as amended);

FFI	means a foreign FI;

FI	means Financial Institution as defined under CRS or U.S. FATCA (as applicable);

Forms	tax residency self-certification statements in the format prescribed by Citco and IRS Forms W-8 or W-9 when applicable and such other information required for the purpose of the AEOI regime;

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GIIN	means the global intermediary identification number assigned by the IRS to a participating FFI, registered deemed-compliant FFI or Reporting Model 1 FFI for purposes of identifying such entity to withholding agents;

IGA	means an intergovernmental agreement between the Domicile Government and any other jurisdiction relating to an AEOI Regime;

IRS	means the Internal Revenue Service of the United States;

IRS FFI List	means the list published periodically by the IRS containing the names and GIINs for all participating FFIs, registered deemed-compliant FFIs, and Reporting Model 1 FFIs;

New Investor	means an Investor that becomes a registered holder of Securities on or after the date of Citco’s appointment;

NFFE	means a Non-Financial Foreign Entity or a Non Financial Entity as the context requires in each case as defined in CRS or U.S. FATCA (as applicable);

U.S. FATCA	means the United States Foreign Account Tax Compliance Act.

The AEOI Services are as follows:

1.	NEW INVESTOR AEOI SERVICES

(a)	Citco shall use all reasonable endeavors to obtain from each New Investor such information as is required in order to determine the AEOI Classification of each New Investor, which may include:

(i)	collecting Forms;

(ii)	reviewing the Forms for completeness and validity;

(iii)	where applicable, verifying a New Investor’s GIIN against the IRS FFI List; and

(iv)	reviewing executed Subscription Documents and other documentation provided by the New Investor or by a Fund to Citco for indicia of domicile or other information as required by the AEOI Regime and, where applicable, requesting curative or other explanatory information or documentation from the Investor.
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(b)	Citco shall record the AEOI Classification for each New Investor on its systems and maintain the Forms and other ancillary documentation within Citco’s document management systems.

(c)	Citco shall notify the Investment Manager if, after a commercially reasonable effort and the expiry of 30 days, it has not been able to collect sufficient information needed to determine a New Investor’s AEOI Classification or, in the case of a New Investor classified by Citco as a Passive NFE, information as to the identity of the “controlling persons” (as defined under the applicable AEOI Regime) and whether such person is a tax resident in a participating jurisdiction. Citco will liaise with the Investment Manager in connection with appropriate remediation or other action which the Investment Manager on behalf of a Fund would need to take in respect of any such Investor.

2.	ONGOING AEOI MONITORING SERVICES

(a)	Citco shall perform the following ongoing due diligence on behalf of the Funds in respect of all Investors:

where applicable, validating Investors’ GIINs against the IRS FFI list as necessary;

requesting new Forms from Investors within a reasonable time before their expiration date (if applicable); and

(ii)	monitoring any additional information received by Citco from an Investor or a Fund, reviewing such information for consistency with information previously collected from an Investor and updating each Investor’s AEOI Classification, as required, conducting ongoing maintenance by updating an Investor’s records to account for any Change in Circumstances and, where appropriate, requesting curative or further information from an Investor necessary to evaluate an Investor’s AEOI Classification.

(b)	Citco will disclose to the Investment Manager as soon as commercially reasonable any material non-compliance by any Investor of which it becomes aware through the ongoing Investor monitoring. Citco will liaise with the Investment Manager with respect to the appropriate remediation or other action that the Investment Manager on behalf of a Fund would need to take in respect of such Investor.
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3.	AEOI REPORTING

(a)	Citco shall:

(i)	prepare the reports which the Funds are required to file with the applicable governmental tax authorities pursuant to the applicable AEOI Regime for review by the Investment Manager and/or its designate (the “Reports”); and

(ii)	upon receipt of written approval of the content of the Reports from the Investment Manager and/or its designate, Citco will file the Reports with the relevant governmental tax authorities on behalf of the Funds, and in accordance with the applicable AEOI Regime, provided that the Funds (or the Investment Manager on its behalf) will provide such written mandates, instructions and/or other assistance as Citco deems necessary to enable Citco to file such Reports on behalf of the Funds.

(b)	In circumstances where the Investment Manager has instructed Citco to cease performing the AEOI Reporting Services set forth in part (a) above, Citco shall provide the Investor data which Citco has collated in connection with the performance of the AEOI Services to the Investment Manager and/or it’s designate in Citco’s standard xls. format, on an annual basis, to assist the Investment Manager and/or its designate to prepare the form of reports which the Funds are required to file with any governmental authority under the applicable AEOI Regime.

AEOI POLICIES AND PROCEDURES

In respect of the AEOI Services provided to each Fund Citco shall maintain written policies and procedures which comply with the requirements of the AEOI Regime and will make these available to the Fund, the Investment Manager or applicable government tax authorities upon request.

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SCHEDULE 2

Part 1

Services Fees

[REDACTED]

Part 2

Fees for Ad Hoc Services or Requests

[REDACTED]

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Part 3

Expenses

Neither Citco nor the Sub-Service Provider shall be required to incur on its own account and shall be reimbursed by each Fund for any costs or expenses incurred directly on behalf of that Fund including, but not limited to, taxes and governmental fees, pricing services (including specific vendor pricing expenses where bulk vendor pricing is unavailable)*, expenses of printing and distributing documents to Investors, reasonable costs associated with responding to the Investment Manager’s requests for Fund Records, all charges for courier services, and postage incurred by Citco in the proper performance of the Services, travel costs of attending directors’ or Investors’ meetings, expenses of convening and holding Investors’ meetings, Lexus Nexus fees, fees from use of DTCC FundServ, Networking or AIP, Blue Sky fees, bank account expenses/fees, and any other expenses which may be properly payable by each Fund. Each Fund shall pay all such expenses to Citco on a monthly basis within 10 business days’ following receipt by the relevant Fund of an invoice from Citco in respect of such expenses.

*	If in order to perform the Services, Citco is required to obtain pricing or other security related data that is not part of its customary bulk data sources (“Premium Data”), the Funds will reimburse Citco for any charges it may incur with respect to same.
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SCHEDULE 3

FUNDS

Fund Name	Fund Designation	Domicile
Banner Ridge DSCO Private Markets Fund	Fund	Delaware

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SCHEDULE 4

DATA PROTECTION

1	Data Controller:

1.1.1	The Funds are each classified as a Data Controller in respect of the Personal Data Processing as set out in Annex 1 to Schedule 4.

1.1.2	The Funds warrant and represent that they are compliant with Applicable Data Privacy Laws in Processing of Personal Data. The Funds undertake to perform their respective obligations under this Agreement and to continue to comply with Applicable Data Privacy Laws including, if the Funds pass the Personal Data to Citco, or if parties are otherwise directed to send their Personal Data to Citco in connection with investment into the Funds, the Funds shall ensure each has provided adequate notice to such parties as required by Applicable Data Privacy Laws relating to the Processing by Citco of such Personal Data and to the transfer of such Personal Data as required.

1.2	Data Processor:

1.2.1	Citco acts as a Data Processor in respect of the Personal Data it Processes on behalf of the Funds as set out in Annex 1 to Schedule 4.

1.2.2	In connection with the provision of Services, Citco shall comply with its obligations as a Data Processor under Applicable Data Privacy Laws.

1.3	Instructions:

1.3.1	Citco shall, and shall take steps to ensure that its Personnel, only Process the Personal Data on the Funds’ reasonable documented instructions unless otherwise required to do so by applicable law in which case Citco will, unless prohibited by applicable law, inform the Funds of that legal requirement before Processing.

1.3.2	Citco is instructed by the Funds to Process Personal Data for the purposes of performing this Agreement.

1.3.3	Citco shall take steps to ensure that its Personnel are subject to a duty of confidence in respect of Personal Data.
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1.4	Security:

1.4.1	Citco shall, taking account of the state of the art, the costs of implementation and the nature, scope, context and purposes of Processing as well as the risk of varying likelihood and severity for the rights and freedoms of natural persons, implement the Security Measures.

1.4.2	Citco may update its Security Measures from time to time during the term of this Agreement, and shall notify the Funds of any material changes.

1.5	Sub-Processing:

1.5.1	The Funds agree that subcontractors engaged by Citco to Process Personal Data in connection with this Agreement at the Effective Date may continue to Process such Personal Data and shall be Approved Sub-Service Providers as detailed in Annex 1 to Schedule 4.

1.5.2	Citco shall give the Funds reasonable written notice of any intended additions to the list of Approved Sub-Processors from time to time and provide details as to the Processing of Personal Data to be undertaken. The Funds shall not unreasonably object to such intended changes and each new processor shall become an Approved Sub-Processor if the Funds has not objected to such appointment within 20 business days of receiving notice of the intended change.

1.5.3	If Citco engages any third party to Process any of the Funds’ Personal Data, Citco shall impose on such third party, by means of a written contract, terms which offer the same data protection obligations as set out in this Agreement and shall ensure that if any third party engaged by Citco in turn engages another person to Process any Personal Data, the Approved Sub-Processor is required to comply with all of the obligations in respect of Processing of Personal Data that are imposed under this Agreement and which meet the requirements of Applicable Data Privacy Laws.

1.5.4	Where an Approved Sub-Processor fails to fulfil its obligations under Applicable Data Privacy Laws and this Agreement, Citco shall remain fully liable to the Funds for Processing by any Approved Sub-Processor under Applicable Data Privacy Laws as if the Processing was being conducted by Citco.
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1.6	Data Subject Rights: Citco agrees to, having regard to the nature of the processing, provide reasonable assistance to the Funds by taking appropriate technical and organisational measures:

1.6.1	to respond to requests by Data Subjects exercising their applicable rights under Applicable Data Privacy Laws.

1.6.2	to notify the Funds if it or any Approved Sub-Processor receives a Data Subject Access Request in respect of any Personal Data.

1.7	Assistance: Citco agrees to, taking into account the nature of the processing and the information available to Citco, provide reasonable assistance to the Funds with compliance with the Funds’ obligations pursuant to Applicable Data Privacy Laws.

1.8	Breach Notification:

1.8.1	Citco will notify the Funds without undue delay if Citco becomes aware of a Data Security Breach, and shall include in such notification the applicable information required by Applicable Data Privacy Laws.

1.8.2	Citco shall, following such notification, cooperate with the Funds and take such reasonable commercial steps as are directed by the Funds to assist in the investigation, mitigation and remediation of such Data Security Breach, including providing the Funds with such information as it reasonably requires to allow it to meet any obligations to report or to inform Data Subjects of the Data Security Breach under Applicable Data Privacy Laws.
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1.9	Termination/Expiry:

1.9.1	On termination or expiry of this Agreement (or at any other time on written request by the Funds), Citco shall return to Fund or permanently erase, at the election of Fund and at the Funds’ expense, all copies of Personal Data received and/or Processed by it under this Agreement.

1.9.2	Citco is hereby instructed by the Funds to permanently delete all copies of Personal Data received and/or Processed by it under this Agreement, if this Agreement is terminated due to:

(i)	an arrangement or composition being reached by the Funds with its creditors;

(ii)	a petition being presented at court or a resolution being passed or an order being made for the winding-up, bankruptcy or dissolution of the Funds;

(iii)	a receiver, examiner, liquidator, trustee or other similar officer or other encumbrancer taking possess of or being appointed over the Funds;

(iv)	the Funds cease or threaten to carry on the whole or a substantial part of its business or if the Funds are dissolved; and

(v)	if the Funds shall suffer any event analogous to those set out in this clause 1.9.2 or elsewhere in this Agreement in any jurisdiction.

1.9.3	Notwithstanding Clause 1.9.2 above, the Parties agree that Citco and any Approved Sub-Processor shall retain Personal Data to the extent required by and for such period as required by applicable law including a court or administrative order.
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1.10	International Data Transfers: Citco will not transfer Personal Data to a recipient located outside of countries within the European Economic Area, without the prior written consent of the Funds, unless:

1.10.1	the Funds have previously approved the transfer of Personal Data to the relevant country and has not revoked that general approval as of the Effective Date;

1.10.2	the transfer is subject to the terms of a contract incorporating standard contractual clauses in the form adopted by the European Commission under Decision 2010/87/EU, Decision 2004/915/EC or an equivalent or replacement decision (the “Model Clauses”);

1.10.3	the recipient is in a jurisdiction in relation to which there is a European Union finding of adequacy;

1.10.4	the transfer is subject to a contractual mechanism prescribed by EU Data Protection Law which Citco will enter into acting as agent for the Funds; and

1.10.5	the transfer is otherwise permitted pursuant to safeguards envisaged by Applicable Data Privacy Laws.

1.11	Demonstrating Compliance:

1.11.1	Citco shall, on written request setting out the nature of the information required, make available to the Funds all information and Personnel reasonably necessary to demonstrate compliance with its obligations as a Data Processor under Applicable Data Privacy Laws and allow for and contribute to audits, including inspections, conducted by the Funds or another auditor mandated by the Funds.

1.11.2	The Funds shall:

(i)	give Citco 20 business days’ notice of any audit or inspection to be conducted under this Clause;

(ii)	conduct, or ensure such audits are conducted, during business hours;

(iii)	avoid (and request that each of its mandated auditors avoids) causing any damage, injury or disruption to Citco or any Approved Sub-Processor’s business in the course of any audit or inspection in relation to Applicable Data Privacy Laws; and

(iv)	ensure that appropriate confidentiality provisions are agreed with any third party involved in audit or inspection.
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1.11.3	Citco will immediately inform the Funds if, in its opinion, an instruction given or request made pursuant to this Clause 1.11 infringes Applicable Data Privacy Laws.

1.12	Costs: Citco may require the Funds to reimburse Citco’s costs and expenses in complying with its obligations pursuant to Clauses 1.6 (Data Subject Rights), 1.7 (Assistance), 1.8 (Breach Notification) (to the extent that the underlying breach was not caused by Citco), 1.11 (Demonstrating Compliance).

1.13	Reporting:

1.13.1	The Parties agree that where Citco Processes Personal Data for the following purposes, Citco acts as a Data Controller in respect of such Personal Data received from or on behalf of the Funds:

(i)	the reporting of suspicious transactions as required pursuant to applicable law;

(ii)	the use of Personal Data obtained by Citco for money laundering checks and related purposes for screening the relevant Investor in connection with investments made by that Investor in this or other collective investment schemes and investment funds administered by Citco (including any associated services required by the Investor and provided by one or more affiliates of Citco).

1.13.2	In connection with the activities referred to in Clause 1.13.1, the Funds agrees to provide adequate notice to its Investors of Citco’s status as a Data Controller and the processing activities undertaken by it in this capacity.
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DEFINITIONS

Applicable Data Privacy Laws means any data privacy laws applicable to the provision of the Services which may, depending on the context, include the EU Data Protection Law or the DPL or the California Consumer Privacy Act;

Approved Sub-Processor means the entities listed in Annex 1 (as amended from time to time) to this Schedule 4, being a party whom Citco may engage to Process Personal Data in connection with this Agreement;

California Consumer Privacy Act means the California Consumer Privacy Act and any subsequent reenactment, replacement or amendment of such law;

Data Controller means the natural or legal person, public authority, agency or other body which, alone or jointly with others, determines the purposes and means of the processing of personal data;

Data Processor means a natural or legal person, public authority, agency or other body which processes personal data on behalf of the Data Controller;

Data Security Breach means a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorised disclosure of, or access to, personal data transmitted, stored or otherwise processed;

Data Subject an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person;

Data Subject Access Request means a request made by a Data Subject to exercise any rights of Data Subjects under Applicable Data Privacy Laws;

Effective Date means the date of the Agreement;

EU Data Protection Law means (i) to the extent applicable, the national data protection and information privacy laws of a Member State in the European Union, and (ii) any subsequent reenactment, replacement or amendment of such laws, and including, for the avoidance of doubt, the General Data Protection Regulation (EU) 2016/679 (GDPR), and any guidance issued by a relevant supervisory authority;

Personal Data means any information relating to a Data Subject;

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Personnel of a person, means the officers, employees, agents and any Approved Sub-Processors of that person;

Processing means any operation or set of operations which is performed on personal data or on sets of personal data, whether or not by automated means, such as collection, recording, organisation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction;

Security Measures means appropriate and technical and organisational measures implemented, documented and maintained by Citco to assure a level of security appropriate to the risk to the security of Personal Data as these may be revised and updated by Citco from time to time. Citco shall provide a summary of the Security Measures upon request by the Funds;

Supervisory Authority means any local, national or multinational agency, department, official, parliament, public or statutory person or any government or professional body, regulatory or supervisory authority, board or other body responsible for administering Applicable Data Privacy Laws.

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Annex 1 to Schedule 4

Description of the Personal Data Processing

Subject Matter	The performance of the Services.
Duration

The processing shall continue until the later of:

(i) the Agreement being terminated in accordance with its terms; and

(ii) Fund no longer being subject to an applicable legal or regulatory requirement to continue to store the Personal Data.

Nature & Purpose of the Processing

Use of investor contact details for the purposes of providing the Services including without prejudice:

(i) processing, subscription, transfer, redemption and conversion documentation;

(ii) processing payments in respect of subscriptions and redemptions of Securities and any dividends or distributions declared by or on behalf of the Funds;

(iii) preparing and facilitating distribution of statements to Investors;

(iv) establishing registers of holders of Securities;

(v) screening transactions for AML and fraud prevention purposes;

(vi) dealing with and replying to correspondence addressed to the Funds;

(vii) dispatching notices and statements to investors.

Categories of Data Subjects	Investors, directors, members, partners, agents, prospective investors, individuals that are connected to the above-mentioned.
Types of Personal Data i.e. any information relating to an identified or identifiable* person.	Demographic Data	Name, gender, date of birth, age, nationality
	Contact Details	Home/work landline phone number, personal/work mobile, home/work postal address, personal/work email address
	Financial Data	Bank account number
	Government Identifiers	Passport number, personal public service number, driver’s licence, income tax number
Approved Sub-Processor	Citco Fund Services (Ireland) Limited, Citco Fund Services (USA) Inc., Citco Fund Services (Cayman Islands) Limited, Citco Fund Services (San Francisco), Inc., Citco Fund Services (Malvern) Inc., Citco Fund Services (Curaçao) B.V., Citco International Support Services Limited-Philippine ROHQ, Citco Fund Services (Singapore) Pte Ltd, Citco Technology Management (Switzerland) SA, Citco (Canada) Inc., Citco Global Securities (Canada) Limited, Citco Fund Services (Luxembourg) S.A., Citco REIF Services (Luxembourg S.A., Citco Fund Services Lithuania, UAB, Citco Group Services (India) LLP, Citco Shared Services (India) Private Limited, ID-Pal Limited

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Data Transfers	Canada, Ireland, Luxembourg, Singapore, Switzerland, the Kingdom of the Netherlands, Lithuania, the Philippines, USA, India, United Kingdom.
Other	Information Security Management System Certificate - ISO/IEC 27001:2022
Fund Rights and Obligations	The Funds’ rights and obligations are described in the Agreement.
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 APPENDIX A

ADHERENCE AGREEMENT

[DATE]

TO:	Citco Retail Alternative Fund Services (USA) Inc.

ATTN: Legal Department

Dear Sirs/Madams:

In accordance with Section 2.1 of the Administration Agreement dated [    ] (the “Agreement”) and entered into between Citco Retail Alternative Fund Services (USA) Inc. (the “Administrator”) and certain investment entities managed or advised by the Investment Manager, certain additional funds (“Additional Funds”) wish to hereby appoint Citco to provide the Services on the terms and conditions as set forth in the Agreement effective, [                           ].

Set forth on Exhibit A hereto are the Additional Funds to which the Agreement will now pertain, their status under the Agreement [and any additional administration fees to be paid in respect of such Additional Funds].

Set forth on Exhibit B is a revising Schedule 3 setting forth a comprehensive list of the Funds which are now party to the Agreement and their status under the Agreement.

By the signature of the Additional Funds and Citco hereto, the parties agree that the Additional Funds shall become party to the Agreement.

Please counter-sign this letter to acknowledge your acceptance of this appointment.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Sincerely,

[ADDITIONAL FUND NAME]

By:

Name:

Title:

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We hereby accept our appointment to provide Services:

CITCO RETAIL ALTERNATIVE FUND SERVICES (USA) INC.

By:	By:

Name:	Name:

Title:	Title:
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EXHIBIT A TO ADHERENCE AGREEMENT

ADDITIONAL FUNDS

Fund Name	Fund Designation	Additional Fee (if applicable)	Domicile

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EXHIBIT B TO ADHERENCE AGREEMENT

REVISED SCHEDULE 3

Fund Name	Fund Designation	Domicile
[Fund]	[Fund

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